Exhibit 99.1

Employers Holdings, Inc. Appoints Michael S. Paquette as Executive Vice President, Chief Financial Officer

Reno, Nevada - December 16, 2016 - Employers Holdings, Inc. (NYSE: EIG), America’s small business insurance specialist®, today announced the appointment of Michael S. Paquette as its executive vice president, chief financial officer, with responsibility for the Company’s Financial Reporting, Treasury, Corporate Planning, Investor Relations and Internal Audit Departments. Paquette’s employment with the Company will commence on January 1, 2017.

Paquette previously served as executive vice president, chief financial officer of Montpelier Re Holdings Ltd. from 2008 to 2015 and chief financial officer of Blue Capital Reinsurance Holdings Ltd. from its inception in 2012 to 2015. Prior to joining Montpelier in 2007, Paquette spent 18 years with White Mountains Insurance Group, Ltd., and its subsidiaries, in various capacities including senior vice president, controller and 4 years with KPMG as an auditor. Paquette holds a Bachelor of Science in Business Administration from the University of Vermont and is a Certified Public Accountant, Certified Management Accountant, Certified Financial Manager and Chartered Global Management Accountant.

“Michael brings strong experience in the areas of finance, treasury and business processes,” said Douglas D. Dirks, president and chief executive officer. “His solid leadership skills promote accounting and financial discipline and generate operating and reporting efficiencies which will drive the planning and execution of immediate and long-term financial strategies.”

“I am excited to be joining the EMPLOYERS organization” said Michael Paquette. “I look forward to working with Doug Dirks and the entire EMPLOYERS team to profitably grow the business and drive shareholder value.”

About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE:EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 36 states and the District of Columbia. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.

Copyright © 2016 EMPLOYERS. All rights reserved.

Employers Holdings, Inc.
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